UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

December 9, 2015

GANNETT CO., INC.

(Exact name of registrant as specified in charter)

Delaware	1-36874	47-2390983
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia		22107-0910
(Address of principal executive offices)		(Zip Code)

(703) 854-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 9, 2015, the Board of Directors (the “Board”) of Gannett Co., Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into an indemnification agreement in substantially the form of the Indemnification Agreement with each of its directors and executive officers (each, an “Indemnitee”).

The Indemnification Agreement clarifies and supplements the indemnification rights and obligations of the Indemnitee and Company already included in the Company’s Certificate of Incorporation and Bylaws. Under the terms of the Indemnification Agreement, subject to certain exceptions specified in the Indemnification Agreement, the Company will indemnify the Indemnitee to the fullest extent permitted by Delaware law in the event the Indemnitee becomes subject to or a participant in certain claims or proceedings as a result of the Indemnitee’s service as a director or officer. The Company will also, subject to certain exceptions and repayment conditions, advance to the Indemnitee specified indemnifiable expenses incurred in connection with such claims or proceedings.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2015, the Company terminated its 2015 Transitional Compensation Plan, effective as of December 31, 2016 (the “Effective Date”). This termination does not affect the rights of participants under the plan with respect to any change in control of the Company that occurs on or before the Effective Date.

On December 9, 2015, the Board also adopted the Gannett Co., Inc. Clawback Policy effective December 9, 2015. The new clawback policy applies to all executive officers (as defined under Section 16 of the Securities Exchange Act of 1934, as amended), and any individual who served as an executive officer of the Company in the three year period prior to the date of the event that triggered the clawback policy (each, an “Executive”). The Board has discretion to apply the new clawback policy in a number of circumstances, including the following: (i) the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement as a result of misconduct by the Executive (a “Restatement Event”); (ii) the Board (or designated Board committee) determines that the Executive engaged in fraud, theft, misappropriation, embezzlement or misrepresentation to the material detriment of the Company’s reported financial results (a “Material Detriment Event”); or (iii) the Executive is terminated from employment by the Company due to a felony conviction (including a plea of guilty or no contest to the charge) which is directly and materially harmful to the business or reputation of the Company (a “Felony Event”).

In the event the new clawback policy is applied, the Board (or designated Board committee) may take any or all of the following actions with respect to the Executive: (i) for a Restatement Event, require the reimbursement and/or forfeiture of any bonus, incentive compensation or equity-based compensation awarded by the Company (collectively, “Incentive Compensation”) and paid to the Executive in excess of what would have been paid absent the restatement; (ii) for a Material Detriment Event, require the reimbursement and/or forfeiture of any Incentive Compensation vested or paid to the Executive during a 12-month period after the Executive first engaged in an act that related to the Material Detriment Event (as well as any profits realized from the sale of any Company securities during such period); and (iii) for a Felony Event, require the reimbursement and/or forfeiture of any Incentive Compensation paid to the Executive during the 12-month period prior to the Executive’s termination (as well as any profits realized from the sale of any Company securities during such period).

The foregoing description of the new clawback policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Gannett Co., Inc. Clawback Policy, effective December 9, 2015, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

The form of Executive Officer Restricted Stock Unit Award Agreement filed as Exhibit 10.3 to this Current Report on Form 8-K replaces the form of Executive Officer Restricted Stock Unit Award Agreement filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 30, 2015.

The form of Executive Officer Performance Share Unit Award Agreement is filed as Exhibit 10.4 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: December 14, 2015	By:	/s/ Barbara W. Wall
Barbara W. Wall
Senior Vice President and Chief Legal Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Indemnification Agreement

10.2	Gannett Co., Inc. Clawback Policy, effective December 9, 2015

10.3	Form of Executive Officer Restricted Stock Unit Award Agreement

10.4	Form of Executive Officer Performance Share Unit Award Agreement